Exhibit T3E-5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number for the Payee (You) to Give the Payer. The taxpayer identification number for an individual is the individual’s Social Security number. Social security numbers have nine digits separated by two hyphens: e.g., 000-00-0000. The taxpayer identification number for an entity is the entity’s Employer Identification number. Employer Identification numbers have nine digits separated by only one hyphen: e.g., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” is the Internal Revenue Service.

For this type of account:			Give the SOCIAL SECURITY or EMPLOYER IDENTIFICATION number, as applicable, of—

1.	Individual		The individual

2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account.(1)

3.	Custodian account of a minor (Uniform Gift to Minor Act)		The minor(2)

4.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)

	b.	So-called trust account that is not a legal or valid trust under state law	The actual owner(1)

5.	Sole proprietorship or disregarded entity		The owner(3)

6.	A valid trust, estate or pension trust		The legal entity(4)

7.	Corporate or limited liability company electing corporate status on the IRS Form 8832		The corporation or limited liability company

8.	Association, club, religious, charitable, educational or other tax-exempt organization account		The organization

9.	Partnership account held in the name of the business or multi-member limited liability company not electing corporate status		The partnership or limited liability company

10.	A broker or registered nominee		The broker or nominee

11.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments		The public entity

12.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))		The grantor (Note: grantor also must provide a Form W-9 to trustee of trust)

13.	Grantor trust filing under the Form 1041 Filing Method or the Optional From 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))		The trust

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	The owner must show his or her individual name, but may also enter his or her business or “doing business as” name. The owner may use either his or her social security number or his, her or its employer identification number (if he or she has one).
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	IF NO NAME IS CIRCLED WHEN THERE IS MORE THAN ONE NAME LISTED, THE NUMBER WILL BE CONSIDERED TO BE THAT OF THE FIRST NAME LISTED.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Card, at the local Social Administration office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form SS-4, Application for Employer Identification Number to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Form SS-4 from the IRS by visiting www.irs.gov or by calling 1 (800) TAX-FORM (1-800-829-3676).

To Complete the Substitute W-9, if you do not have a taxpayer identification number, check the box next to “Applied For” in Part I, sign and date the form and give it to the requester. If the requester does not receive your taxpayer identification number by the time of payment of any interest or other reportable payment, backup withholding, if applicable, will apply.

Payees Exempt from Backup Withholding

Payees specifically exempted from withholding include:

•

An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

•

The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality of any one or more of the foregoing.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government or any political subdivision, agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A middleman known in the investment community as a nominee or custodian.

•	A futures commission merchant registered with the Commodities Futures Trading Commission (not exempt for interest or dividend payments).

•	A foreign central bank of issue.

•	A trust exempt from tax under section 664 or described in section 4947.

Exempt payees described above must file Form W-9 or a substitute Form W-9 to avoid possible erroneous backup withholding. COMPLETE AND FILE THIS FORM WITH THE PAYOR AND BE SURE TO CHECK THE BOX IN THE UPPER PART OF THE FORM NEXT TO “EXEMPT FROM BACK UP WITHHOLDING.”

Privacy Act Notices. — Section 6109 requires you to provide your correct taxpayer identification numbers to payers, who must report the payments to the IRS. The IRS uses the number for identification purposes and to help verify the accuracy of your tax return. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide a TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Penalties

(1) Failure to Furnish Taxpayer Identification Number. — If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.